Exhibit 99.1

DERMTECH REPORTS FOURTH-QUARTER AND FULL-YEAR 2022 FINANCIAL RESULTS; COMPANY ANNOUNCES CEO TRANSITION
PLAN

- Covered lives increased from 91 million to 124 million and cash runway through the third quarter of 2024
- Dr. John Dobak will continue to serve as CEO until a successor is appointed
- Board initiates comprehensive CEO search

LA JOLLA, Calif. – March 2, 2023 – DermTech, Inc. (NASDAQ: DMTK) (“DermTech” or the “Company”), a leader in precision dermatology enabled by a non-invasive skin genomics platform, today reported its fourth-quarter and full-year 2022 financial results. The Company also announced that Dr. John Dobak expects to step away from his role as president, chief executive officer and director under a planned transition.

“We’re off to a great start in 2023, as we’ve grown covered lives from 91 million to 124 million during the last few months,” said John Dobak, M.D., CEO, DermTech. “A nice mix of regional commercial and governmental payers have recognized the clinical and economic value of the DermTech Melanoma Test (DMT). We continue to have positive discussions with payers and believe a recent improvement to the DMT’s NCCN recommendation and support from patient advocacy groups will strengthen our case for coverage.”

Dr. Dobak continued, “We expect to grow DMT volume this year despite the ongoing friction attributable to non-contracted commercial payers and will continue to anchor our effort around monetizing our already significant demand. This focus on steadily improving average selling price (ASP) and generating covered tests is beginning to show positive signs. Our normalized fourth-quarter ASP of $239 was sequentially higher, but we still expect variability going forward. In addition, we believe that payer friction has started to slowly ease, and based on the trends we’ve observed to begin the year, we expect mid-single digit sequential growth in test volumes for the first quarter.”

Dr. Dobak concluded, “We’re guided by strong operating discipline and continue to evaluate ways to adjust expenses as we look ahead to potential catalysts. Considering our revised operating plan and ability to access capital, we now expect our cash runway to take us through the third quarter of 2024.”

Fourth-Quarter 2022 Financial Results

•Billable sample volume grew 48 percent from the fourth quarter of 2021 to approximately 17,460.
•Assay revenue was $2.7 million, down 9 percent from the fourth quarter of 2021,primarily due to changes in collection estimates for tests run in prior periods.
•Total revenue was $3.0 million, a 5 percent decrease from the fourth quarter of 2021, driven by lower assay revenue.
•Cost of assay revenue was $3.3 million, a 9 percent increase from the fourth quarter of 2021, yielding an assay gross margin of negative 22 percent, compared to negative 1 percent for the fourth quarter of 2021.
•Sales and marketing expenses were $13.6 million, a 2 percent increase from the fourth quarter of 2021. The increase was primarily attributable to higher employee-related costs and marketing expenditures.
•Research and development expenses were $5.1 million, a 15 percent decrease from the fourth quarter of 2021, largely due to lower lab and clinical study costs.
•General and administrative expenses were $9.8 million, a 37 percent increase from the fourth quarter of 2021. The increase was driven by higher infrastructure costs due to the Company’s new facility and higher employee-related expenses.
•Net loss was $28.2 million, or ($0.93) per share, which included $5.3 million of non-cash stock-based compensation expense, as compared to $26.1 million, or ($0.88) per share, for the fourth quarter of 2021, which included $3.8 million of non-cash stock-based compensation expense.
•Cash, cash equivalents, restricted cash and short-term marketable securities were $129.8 million as of December 31, 2022. DermTech believes it has sufficient cash and the ability to access capital to fund its current operating plan through the third quarter of 2024.

Full-Year 2022 Financial Results

•Billable sample volume grew 53 percent versus the full-year 2021 to approximately 68,230.
•Assay revenue was $13.8 million, up 25 percent percent from the full-year 2021, primarily due to higher billable sample volume.
•Total revenue was $14.5 million, a 23 percent increase from the full-year 2021, driven by higher assay revenue.
•Cost of assay revenue was $13.7 million, a 31 percent increase from the full-year 2021, yielding an assay gross margin of 1 percent, compared to 5 percent for the full-year 2021.
•Sales and marketing expenses were $58.7 million, a 56 percent increase from the full-year 2021. The increase was primarily attributable to higher employee-related costs from increased headcount and marketing expenditures.

•Research and development expenses were $24.1 million, a 48 percent increase from the full-year 2021, largely due to higher employee-related and lab costs.
•General and administrative expenses were $36.1 million, a 45 percent increase from the full-year 2021. The increase was driven by higher employee-related and infrastructure costs.
•Net loss was $116.7 million, or ($3.88) per share, which included $18.9 million of non-cash stock-based compensation expense, as compared to $78.3 million, or ($2.71) per share, for the full-year 2021, which included $13.3 million of non-cash stock-based compensation expense.

CEO Transition Plan

Dr. John Dobak will continue to serve as president, chief executive officer and director until the earlier of the date the Board appoints a successor and September 30, 2023. The Board has initiated a comprehensive search to identify Dr. Dobak’s replacement.

“I’m extremely proud of what we’ve accomplished during my 11-year tenure as CEO having built a strong foundation for DermTech,” said John Dobak, M.D., CEO, DermTech. “We’ve achieved widespread product adoption, secured broad payer coverage and scaled the organization for the future. I’m looking forward to finding a successor that will carry my vision forward and bring the genomic revolution to dermatologic care. I’d like to thank my team and the board for their dedication and perseverance. I’m excited about DermTech’s bright future.”

“On behalf of the board, I want to thank John for his valuable contributions to DermTech over the past eleven years,” said Matt Posard, DermTech’s chairman. “We are grateful to have John’s continuing leadership and support during the CEO transition.”
Conference Call Information
As previously announced, the Company will host a conference call to discuss its results at 5:00 p.m. ET on Thursday, November 3, 2022. For participants interested in asking questions during the teleconference, please register. After registering for the event, a confirmation e-mail will be sent with a meeting invitation and access information. Registration is open during the live teleconference, but advance registration is advised. For participants interested in listening only, please register for the webcast. For those unable to participate in the live call and webcast, a webcast replay will be available on the Company’s website shortly after the conclusion of the call.

About DermTech

DermTech is a leading genomics company in dermatology and is creating a new category of medicine, precision dermatology, enabled by its non-invasive skin genomics platform. DermTech’s mission is to improve the lives of millions by providing non-invasive precision dermatology solutions that enable individualized care. DermTech provides genomic analysis of skin samples collected non-invasively using our Smart StickersTM. DermTech markets and develops products that facilitate the early detection of skin cancers and is developing products that assess inflammatory diseases and customize drug treatments. For additional information, please visit www.dermtech.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of DermTech may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” "outlook," “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predict,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations and evaluations with respect to: the performance, patient benefits, cost- effectiveness, commercialization and adoption of DermTech’s products and the market opportunity for these products, DermTech’s positioning and potential growth, financial outlook and future financial performance, ability to maintain or improve its operating efficiency and reduce operating expenses, the sufficiency of DermTech’s cash and ability to access capital to fund its operating plan, implications and interpretations of any study results, expectations regarding agreements with or reimbursement or cash collection patterns from Medicare, government payers or commercial payers and related billing practices or number of covered lives, DermTech’s ability to expand its product offerings and develop pipeline products, and expectations regarding the search for, transition to and future contributions of a successor CEO. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of DermTech and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against DermTech; (2) DermTech’s ability to obtain additional funding to develop and market its products; (3) the existence of favorable or unfavorable clinical guidelines for DermTech’s tests; (4) the reimbursement of DermTech’s tests by Medicare, government payers and commercial payers; (5) the ability of patients or healthcare providers to obtain coverage of or sufficient reimbursement for DermTech’s products; (6) DermTech’s ability to grow, manage growth and retain its key employees and maintain or improve its operating efficiency and reduce operating expenses; (7) changes in applicable laws or regulations; (8) the market adoption and demand for DermTech’s products and services together with the possibility that DermTech may be adversely affected by other economic, business, and/or competitive factors; and (9) other risks and uncertainties included in the “Risk Factors” section of the most recent Annual Report on Form 10-K filed by DermTech with the Securities and Exchange Commission (the “SEC”), and other documents filed or to be filed by DermTech with the SEC, including subsequently filed reports. DermTech cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward- looking statements, which speak only as of the date made. DermTech does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Contact
Steve Kunszabo
DermTech

(858) 291-1647
steve.kunszabo@dermtech.com

DERMTECH, INC.
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Revenues:
Assay revenue	$2,692	$2,969	$13,790	$11,023
Contract revenue	302	196	728	815
Total revenues	2,994	3,165	14,518	11,838
Cost of revenues:
Cost of assay revenue	3,292	3,013	13,702	10,464
Cost of contract revenue	58	27	169	100
Total cost of revenues	3,350	3,040	13,871	10,564
Gross (loss) profit	(356)	125	647	1,274
Operating expenses:
Sales and marketing	13,598	13,330	58,674	37,575
Research and development	5,097	5,990	24,052	16,261
General and administrative	9,828	7,164	36,086	24,836
Total operating expenses	28,523	26,484	118,812	78,672
Loss from operations	(28,879)	(26,359)	(118,165)	(77,398)
Other income/(expense):
Interest income, net	641	44	1,341	151
Change in fair value of warrant liability	15	262	141	(1,088)
Total other income/(expense)	656	306	1,482	(937)
Net loss	$(28,223)	$(26,053)	$(116,683)	$(78,335)
Weighted average shares outstanding used in computing net loss per share, basic and diluted	30,245,264	29,732,059	30,038,959	28,884,874
Net loss per share of common stock outstanding, basic and diluted	$(0.93)	$(0.88)	$(3.88)	$(2.71)

DERMTECH, INC.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$77,757	$176,882
Short-term marketable securities	48,411	48,449
Accounts receivable	4,172	3,847
Inventory	1,757	480
Prepaid expenses and other current assets	3,940	3,166
Total current assets	136,037	232,824
Property and equipment, net	6,375	4,549
Operating lease right-of-use assets	56,007	7,744
Restricted cash	3,488	3,025
Other assets	168	167
Total assets	$202,075	$248,309
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,419	$2,880
Accrued compensation	7,894	5,120
Accrued liabilities	3,464	1,227
Short-term deferred revenue	109	1,380
Current portion of operating lease liabilities	1,634	1,453
Current portion of finance lease obligations	116	121
Total current liabilities	15,636	12,181
Warrant liability	5	146
Long-term finance lease obligations, less current portion	53	136
Operating lease liabilities, long-term	54,028	6,148
Total liabilities	69,722	18,611
Stockholders’ equity:
Common stock, $0.0001 par value per share; 50,000,000 shares authorized as of December 31, 2022 and 2021; 30,297,408 and 29,772,922 shares issued and outstanding at December 31, 2022 and 2021, respectively	3	3
Additional paid-in capital	456,171	436,183
Accumulated other comprehensive loss	(774)	(124)
Accumulated deficit	(323,047)	(206,364)
Total stockholders’ equity	132,353	229,698
Total liabilities and stockholders’ equity	$202,075	$248,309